Filed pursuant to Rule 424(b)(7) and 424(c)

SEC File No. 333-140415

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated April 18, 2007)

7,458,112 Shares

RegeneRx Biopharmaceuticals, Inc.

Common Stock

This prospectus supplement No. 1 supplements and amends the prospectus dated April 18, 2007 relating to the resale from time to time by certain selling stockholders of shares of our common stock, including 5,305,557 shares of our common stock issued by us to the selling stockholders in a private placement completed on December 21, 2006 and 2,152,555 shares of common stock issuable upon the exercise of warrants granted to the selling stockholders in connection with that private placement.

This prospectus supplement contains additional information about the selling securityholders. This prospectus supplement should be read in conjunction with the prospectus, and is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of the prospectus, as well as risk factors incorporated by reference in the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in and incorporated by reference into this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

The date of this prospectus supplement is April 24, 2008.

The information in the table appearing under the caption “Selling Stockholders” in the prospectus is supplemented and amended by adding the information below with respect to the selling stockholder not previously listed in the prospectus, and by superseding the information with respect to selling stockholders previously listed in the prospectus as set forth below. This information was furnished to us by the selling stockholders listed below as of or prior to the date of this prospectus supplement. No additional shares of our common stock are being offered for resale under the prospectus.

Name of Selling Stockholder	Number of Shares Owned (1)	Percent of Outstanding Shares†	Number of Shares Registered for Sale Hereby(2)
The Aries Master Fund II (7)	34,028	*	34,028
Aries Domestic Fund I, LP (7)	21,528	*	21,528
Aries Domestic Fund II, LP (7)	13,889	*	13,889
OTA LLC (14)	27,778	*	27,778

(14)         Ira Levanthal, senior managing director of OTA LLC, has the power to vote and dispose of these shares.